Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXiGENE REGAINS NASDAQ CLOSING BID PRICE COMPLIANCE

SOUTH SAN FRANCISCO, Calif., January 16, 2013 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, today announced that on January 14, 2013, Nasdaq notified the Company that it regained compliance with the minimum $1.00 per share closing bid price requirement for continued listing. As a result of satisfying the minimum bid price requirement, this matter is now closed.

As previously announced, the Company received notice from Nasdaq on June 25, 2012 that the Company did not meet the minimum bid price rule required for continued listing on The Nasdaq Capital Market. On December 26, 2012, Nasdaq provided the Company until June 24, 2013 to achieve compliance with this requirement.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, including those pertaining to OXiGENE’s ongoing listing status with The Nasdaq Capital Market, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the Company’s inability to obtain additional financing or maintain its listing on the Nasdaq Capital Market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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